TSR, INC. AND SUBSIDIARIES
                                   EXHIBIT 23
                             TO REPORT ON FORM 10-K
                         FISCAL YEAR ENDED MAY 31, 2002

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
           and Shareholders

TSR, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-47531) on Form S-8 of TSR, Inc. of our report dated July 16, 2002 relating to the consolidated balance sheets of TSR, Inc. and subsidiaries as of May 31, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended May 31, 2002, which report appears in the May 31, 2002 Annual Report on Form 10-K of TSR, Inc.

                                  /s/ KPMG LLP

Melville, New York
August 9, 2002


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